UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 11, 2023

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52520	87-0479286
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

14155 Pine Island Drive, Jacksonville, FL		32224
(Address of principal executive offices)		(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

On January 11, 2023, Lifted Liquids, Inc. doing business as Lifted Made (“Lifted Made”), a wholly owned subsidiary of LFTD Partners Inc., entered into a Manufacturing Sales and Marketing Agreement (“Agreement”) with Cali Sweets, LLC (“Cali”). The Agreement entitles Lifted Made to be the exclusive worldwide manufacturer and distributor of Cali’s disposable vape products and gummy products. Cali is headquartered in North Hollywood, California, and currently sells products under the brand names Koko Nuggz, Koko Puffz and Koko Gummiez.

Pursuant to the Agreement, Lifted Made will manufacture, market, and distribute certain Cali products and brands worldwide. Lifted Made and Cali will equally share the production and marketing costs on a dollar-for-dollar basis. Revenue from the sale of Cali products will be divided on a 60/40 basis, net of any returns, discounts, or replacements, with 60% allocated to Lifted Made, and the remaining 40% to Cali.

Under the terms of the Agreement, Lifted Made will have the right, in its discretion, to add new Cali brands and products as they are developed. Lifted Made can also set prices for Cali products it supplies or unilaterally discontinue the supply of any Cali product if it no longer makes business sense to Lifted Made. The parties also agreed that Cali will provide social media marketing services for both Cali products and brands, and for Lifted Made’s Urb Finest Flowers branded products.

The term of the Agreement is five years and may be extended with the mutual consent of the parties. However, after the initial 24 months, the Agreement may be terminated by either party, for any or no reason, upon providing the other Party with 180 days written notice. Cali may become subject to early exit payments to Lifted Made if it early terminates. The exit fee formula is based on estimated profits that Lifted Made may have enjoyed had Cali not early terminated the relationship.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.72.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.72	Manufacturing Sales and Marketing Agreement – Cali Sweets, LLC

Exhibit 99.1	Press Release Dated January 12, 2023

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LFTD PARTNERS INC..

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated:  January 12, 2023